Exhibit 5.03

March 22, 2013

NRG South Texas LP

Texas Genco Services, LP

Texas Genco Holdings, Inc.

Texas Genco GP, LLC

Elbow Creek Wind Project LLC

Langford Wind Power, LLC

Allied Warranty LLC

Lone Star A/C and Appliance Repair, LLC

c/o NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ 08540

Re:                             NRG Energy, Inc.’s 6.625% Senior Notes due 2023 - Texas Guarantors.

Ladies and Gentlemen:

We have acted as special counsel to NRG South Texas LP (formerly known as Texas Genco LP), a Texas limited partnership, Texas Genco Services, LP, a Texas limited partnership, Texas Genco Holdings, Inc., a Texas corporation, Texas Genco GP, LLC, a Texas limited liability company, Elbow Creek Wind Project LLC, a Texas limited liability company, Langford Wind Power, LLC, a Texas limited liability company, Allied Warranty LLC, a Texas limited liability company, and Lone Star A/C and Appliance Repair, LLC, a Texas limited liability company (collectively, the “Texas Guarantors” and individually, a “Texas Guarantor”), each Texas Guarantor being a subsidiary of NRG Energy, Inc., a Delaware corporation (the “Issuer”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of $990,000,000, in aggregate principal amount of the Issuer’s 6.625% Senior Notes due 2023 (the “Exchange Notes”) to be offered by the Issuer in exchange for $990,000,000, in aggregate principal amount of the Issuer’s 6.625% Senior Notes due 2023.  The Exchange Notes are being issued pursuant to the Indenture (the “Base Indenture”), dated as of February 2, 2006, between the Issuer and Law Debenture Trust Company of New York, as Trustee (the “Trustee”), as supplemented by that certain Seventieth Supplemental Indenture, dated as of September 24, 2012 (the “Supplemental Indenture”), among the Issuer, the Texas Guarantors and the other guarantors party thereto and the Trustee.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following: (i) the organizational documents of the Texas Guarantors, (ii) a certificate of existence issued as of a recent date by the Secretary of State of Texas as to each of the Texas Guarantors, (iii) a certificate of good standing issued as of a recent date by the Texas Comptroller of Public Accounts with respect to each of the Texas Guarantors, (iv) resolutions adopted by the board of directors or managers of each of the Texas Guarantors or its general partner with respect to, among other things, the execution and delivery by the Texas Guarantors of the Supplemental Indenture, (v) the Registration Statement, and (vi) the Base Indenture and the Supplemental Indenture.  We have also examined such other documents and certificates and such matters of law as we have deemed necessary for the purposes of this opinion.

In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified or photostatic copies.  We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered.  As to any facts material to the opinions expressed herein, we have made no independent investigation of such facts and have relied upon certificates of public officials and certificates of the Secretaries of the Texas Guarantors or their general partners.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.                                      Each of NRG South Texas LP and Texas Genco Services, LP is a limited partnership, validly existing and in good standing under the laws of the State of Texas.

2.                                      Each of Texas Genco GP, LLC, Elbow Creek Wind Project LLC, Langford Wind Power LLC, Allied Warranty LLC and Lone Star A/C and Appliance Repair, LLC is a limited liability company, validly existing and in good standing under the laws of the State of Texas.

3.                                      Texas Genco Holdings, Inc. is a corporation, validly existing and in good standing under the laws of the State of Texas.

4.                                      Each of the Texas Guarantors has the corporate, limited liability company or limited partnership power and authority to execute and deliver the Supplemental Indenture and to perform its obligations thereunder, including its guarantee of the Exchange Notes.

5.                                      The Supplemental Indenture has been duly authorized, executed and delivered by the Texas Guarantors.

Our opinions set forth in paragraphs 1 through 3 above are rendered in reliance upon certificates and other communications from officials of the State of Texas.

The opinions stated in this letter are limited to the applicable laws of the State of Texas.

We hereby consent to (i) the filing of this opinion with the SEC as an exhibit to the Registration Statement, and (ii) reliance on this opinion by Kirkland & Ellis LLP. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.  We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the State of Texas be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Andrews Kurth LLP